Exhibit 99.1


                   ADDVANTAGE TECHNOLOGIES GROUP, INC.
             PROJECTS SOLID GROWTH IN REVENUES AND PROFITS FOR 2004

     Broken Arrow, Oklahoma, March 5, 2004--ADDvantage Technologies Group, Inc. (AMEX:AEY) held its annual shareholders meeting on March 4th in Broken Arrow, Oklahoma at its corporate offices.

     Ken Chymiak, President and CEO of ADDvantage, told shareholders that the ATG highlights for fiscal year 2003 were "record revenues of $33.3 million, record profits of $4.5 million before the payment of dividends, ATG stock trading on the American Stock Exchange under the symbol 'AEY', 263% increase in stock price during the fiscal year and an increase in the average trading volume of its common stock to 40,000 shares per day." He concluded by stating "Fiscal 2003 was a great year and our expectations are that the trend will continue throughout fiscal year 2004."

     David Chymiak, Chairman of the Board, added, "If the amount of quotes and orders we are receiving are any indication of the sales for the balance of 2004, we should be busy."

     At the meeting, shareholders approved the election of the Company's slate of incumbent directors and ratified the selection of Tullius, Taylor, Sartain & Sartain as the Company's independent auditors for fiscal 2004.

ADDVANTAGE TECHNOLOGIES GROUP, INC. and its subsidiaries, TULSAT, Lee Enterprise, NCS Industries, Comtech Services, TULSAT-Texas, and TULSAT-Atlanta comprise an organization involved in the sale of new and surplus cable television ("CATV") equipment , and providing re-manufacture and repair services of that equipment to the franchised and private cable television industries.
The Company operates Scientific-Atlanta 3rd Party Authorized Repair Centers for certain product lines and is a Scientific-Atlanta Master Distributor for most current products and exclusive distributor for SA legacy products. The Company is also a distributor for Motorola, Blonder-Tongue, Quintech, Videotek, Drake, Standard, Corning Gilbert, and others. For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.



Contact:  ADDvantage Technologies Group, Inc., Broken Arrow
          Ken Chymiak       (9l8) 25l-2887
          David Chymiak     (9l8) 25l-2887
          Dee Cooper        (9l8) 25l-9l2l